STEPP LAW GROUP
A Professional Corporation
1301 Dove Street, Suite 460
Newport Beach, California 92660-2422
Telephone: 949.660.9700
Facsimile:  949.660.9010

July 20, 2001

International Financial Group Inc.
P.O. Box 10098 APO
Grand Pavilion Commercial Centre
West Bay Road, Grand Cayman, Cayman Islands

To:  The Board of Directors

Re:  Registration Statement on Form F-1

Gentlemen:

As counsel to International Financial Group Inc. (formerly named ifg.com Inc., Internet Financial Group, Inc. and The Caledonian 500 Index Fund), a Cayman Islands exempt corporation (the "Company"), we have reviewed the Company's Amendment No. 2 to Registration Statement on Form F-1 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933, as amended ("Securities Act"), relating to the registration of (i) twenty million (20,000,000) shares of the Company's $.001 par value ordinary stock owned by a selling security holder, IFG World Holdings Inc. ("Shares"); and (ii) five million (5,000,000) units of ownership interest ("Units" or, singular, "Unit"), with each Unit consisting of one (1) ordinary share, and one (1) share purchase warrant that allows the holder to purchase one
(1) ordinary share at an exercise price of $2.00 USD, to be exercised no later than December 31, 2002, after which date the warrant shall expire. The offering price for each unit is $0.10.

The Company's majority shareholder is IFG World Holdings Inc., which is solely owned by IFG World Holdings Trust. Mr. Kevin Mellor, the president and a director of the Company, and also its Chairman of the Board of Directors, is the sole beneficiary of IFG World Holdings Trust.

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers and directors of the Company, as we have deemed necessary or appropriate for purposes of this opinion. The provisions of this letter shall be governed by and shall be interpreted in accordance with the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).

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The law  contemplated by the provisions of this letter is limited to the federal securities laws of the United States of America. Based upon such examinations, and upon factual representations and warranties from the Company regarding those factual representations on which we have relied in forming this opinion, we are of the opinion that (i) the Shares have been and are duly authorized, validly issued and non-assessable shares of the $.001 par value ordinary stock of the Company; (ii) that the Warrants have been duly authorized by the Company's Board of Directors and are binding obligations on the Company; and (iii) that the Units have been duly authorized by the Company's Board of Directors. We hereby consent to the inclusion of this opinion as an exhibit in the Registration Statement.

For purposes of rendering the opinion specified in this letter, we have relied upon representations, warranties and information provided to this law firm by officers and directors of the Company as to factual matters, and we have not attempted to verify independently the veracity of the representations, warranties and information provided to this law firm by those officers and directors. If any of these items is false or misleading in any material respect, the opinions specified in this letter cannot be relied upon. We express no opinion regarding any federal or state law not specified expressly in this letter. In particular, and without limiting the generality of the foregoing, we express no opinion regarding any secondary trading exemption pursuant to the laws of any individual or particular state, province or other jurisdiction.

Statutory provisions and interpretations thereof by the various administrative authorities and courts having jurisdiction of matters upon which the opinion specified in this letter is based are necessarily subject to change from time to time.

Specifically, the Shares were acquired by the selling security holder in one or more transactions contemplated by the provisions of Regulation S promulgated by the Securities and Exchange Commission. As a result, the Shares may not be offered and sold to any "U. S. Person", as that term is defined in Regulation S, or within the United States, until the earlier to occur of (i) the expiration of the one-year holding period mandated by the provisions of Regulation S, or (ii) the date on which the Registration Statement is declared effective by the Commission. Moreover, as the Company's securities may be offered and sold in jurisdictions other than the United States of America, the Company should contact and retain qualified securities counsel licensed to practice in each such jurisdiction, to assure compliance with the appropriate securities laws of such jurisdiction.

The opinion specified in this letter is effective as of the date of this letter and is subject to change and qualification by reason of change of law or circumstances, lapse of time, and the occurrence of other events. We express no opinion as to rights, obligations, or other matters subsequent to the date of this letter. In the event of any inaccuracy or inconsistency regarding (i) the assumptions specified in this letter or (ii) any of the information furnished to this law firm, and which were relied upon by this law firm in rendering the opinion specified in this letter, the opinion specified in this letter may change. We assume no obligation to inform you or any other person or entity

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subsequent to the date of this letter of any changes to the opinion specified in this letter. Finally, we consent to the use of this opinion of counsel in the Registration Statement. Thank you.



Sincerely,

STEPP LAW GROUP


By:  Deron M. Colby, Esq.